Exhibit 8.1

June 23, 2008

Atlas Pipeline Partners, L.P.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA 15108

Ladies and Gentlemen:

We have acted as counsel for Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”), in connection with its sale pursuant to the Registration Statement on Form S-3 (Registration No. 333-127961) (the “Registration Statement”) of up to 5,750,000 common units representing limited partner interests (the “Common Units”) in accordance with the Underwriting Agreement dated June 18, 2008 (the “Underwriting Agreement”) by and among APL, Atlas Pipeline Partners GP, LLC, and Atlas Pipeline Operating Partnership, L.P., on the one hand, and Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Lehman Brothers Inc. and UBS Securities LLC, as representatives of the several underwriters named therein, on the other hand (the “Underwriters “). This opinion is being provided in connection with the filing of a Current Report on Form 8-K relating to the sale and issuance of the Common Units (the “Form 8-K”) with the Securities and Exchange Commission (the “Commission”).

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Registration Statement, including the base prospectus dated August 30, 2005 which forms a part of the Registration Statement, and the related final prospectus supplement dated June 19, 2008 (the “Prospectus Supplement,” and together with the Registration Statement, the “Prospectus”), relating to the Common Units, and (ii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements contained in the Prospectus which we have neither investigated nor verified. We have assumed that all such statements and factual representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and factual representations will be taken.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the “IRS”) by APL as to the United States federal income tax consequences of the offering and the ownership and disposition of the Common Units. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

In connection with our representation of APL, we prepared the discussion (the “Discussion”) set forth under the caption “Tax Consequences” contained in the Prospectus Supplement. All statements of legal conclusion contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date hereof.

In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax considerations and ERISA considerations (except for the representations and statements of fact of APL included in the Discussion, as to which we express no opinion).

The foregoing opinion is limited to the U.S. federal income tax matters addressed in the Prospectus, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein or in the Prospectus after the date of this letter.

We hereby consent to (a) the filing of this opinion as an exhibit to the Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the use of the name of this firm under the caption “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD a professional corporation